CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 16 to the Registration Statement of Franklin Municipal Securities Trust on Form N-1A, File No. 33-44132, of our report dated July 3, 2001, on our audit of the financial statements and financial highlights of Franklin Municipal Securities Trust, which report is included in the Annual Report to Shareholders for the year ended May 31, 2001, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditor."



                                       /s/PricewaterhouseCoopers LLP
                                       PricewaterhouseCoopers LLP


San Francisco, California
September 28, 2001